Exhibit (a)(5)(C)

The following are excerpts from the transcript of the fourth quarter 2015 earnings conference call, held Thursday, March 10, 2016 at 9:00 AM ET, of Information Services Group, Inc. (“ISG” or the “Company”):

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Michael Connors, Chairman and Chief Executive Officer of the Company

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As announced yesterday, we have commenced a modified Dutch auction tender offer to purchase up to $12 million in value of our common stock at a price ranging from $3.30 to $4. We intend to pay for the share repurchases from our existing cash balances and through the revolver on our credit facility.

We believe that the tender offer is a prudent use of our financial resources, given our business profile, our assets and the current market price for our shares. This tender offer reflects our confidence in our future outlook and long-term value. Accordingly, we believe that an investment in our shares at the range of offered prices continues to represent an attractive use of our available cash.

As part of this program, yesterday our board of directors approved a new share repurchase authorization for an additional $15 million, bringing the total outstanding authorization to $30 million. We also amended our credit agreement to add an additional $15 million in revolver capacity, bringing our total availability to $30 million. The repurchase program reflects our continued confidence in ISG’s future cash generation capabilities.

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Today we commenced the modified Dutch auction tender offer to purchase up to $12 million in value of our common stock at a price ranging from $3.30 to $4 per share.

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Questions and Answers

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Allen Klee, Senior Equity Research Analyst at Sidoti & Company, LLC: Yes, hi. Just on the Dutch tender, can you help me understand the - kind of timing and the mechanics of it?

David E. Berger, Executive Vice President and Chief Financial Officer of the Company: Yes. So the tender began today. There’s a 21-day period where the tender is open where shareholders can make their election to participate or not. Then the tender closes on April 7. So, an offer to purchase was filed this morning with the SEC, which provides further details on the offer.

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Sarkis Sherbetchyan, Analyst at B. Riley & Co.: That’s a helpful overview. And then, you know, kind of bridging into my next question here, and I’ll hop back into the queue. You know, what was the catalyst right for the company to pursue a tender offer? I mean, what alternative projects for the capital were available right, either organic or tuck-in, and then how did those projects compete with the plan to execute this tender?

Mr. Berger: Well, we don’t believe that the tender prohibits us from doing any of those other - those projects you mentioned. You know, we believe the tender is a prudent use of our resources, given our assets. But we also take a look at the price, the market price of our shares in the market and we believe that the tender reflects our confidence and our future outlook for the long-term value.

So we think that the investment of our shares at that range is an attractive use of our cash. As you noted, we increased our credit facility capacity, so we have continued capacity to do acquisitions and continue to invest in our business for growth.

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The discussion of the tender offer is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. The offer to purchase and the solicitation of an offer to sell the Company’s shares are made only pursuant to the Offer to Purchase, the related Letter of

Transmittal, and other related materials mailed or otherwise delivered to stockholders. Stockholders should read those materials and the documents incorporated therein by reference carefully because they will contain important information, including the terms and conditions of the tender offer. The Company has filed a Tender Offer Statement on Schedule TO (the “Tender Offer Statement”) with the Securities and Exchange Commission (“SEC”). The Tender Offer Statement, including the Offer to Purchase, the related Letter of Transmittal and other related materials, will also be available to stockholders at no charge on the SEC’s website at www.sec.gov or from the information agent for the tender offer, Innisfree M&A Incorporated. Stockholders are urged to read those materials carefully prior to making any decisions with respect to the tender offer.

About Information Services Group

Information Services Group (ISG) (NASDAQ: III) is a leading technology insights, market intelligence and advisory services company, serving more than 500 clients around the world to help them achieve operational excellence. ISG supports private and public sector organizations to transform and optimize their operational environments through research, benchmarking, consulting and managed services, with a focus on information technology, business process transformation, program management services and enterprise resource planning. Clients look to ISG for unique insights and innovative solutions for leveraging technology, the deepest data source in the industry, and more than five decades of experience and global leadership in information and advisory services. Based in Stamford, Conn., the company has more than 1,000 employees and operates in 21 countries.

For additional information, visit www.isg-one.com.

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Forward-Looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ISG concerning future events and their potential effects. Statements contained herein including words such as “anticipate,” “believe,” “contemplate,” “plan,” “estimate,” “expect,” “intend,” “will,” “continue,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those risks relate to inherent business, economic and competitive uncertainties and contingencies relating to the businesses of ISG and its subsidiaries including without limitation: (1) failure to secure new engagements or loss of important clients; (2) ability to hire and retain enough qualified employees to support operations; (3) ability to maintain or increase billing and utilization rates; (4) management of growth; (5) success of expansion internationally; (6) competition; (7) ability to move the product mix into higher margin businesses; (8) general political and social conditions such as war, political unrest and terrorism; (9) healthcare and benefit cost management; (10) ability to protect ISG and its subsidiaries’ intellectual property and the intellectual property of others; (11) currency fluctuations and exchange rate adjustments; (12) ability to successfully consummate or integrate strategic acquisitions; (13) engagements may be terminated, delayed or reduced in scope by clients. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from ISG’s forward-looking statements are included in ISG’s filings with the U.S. Securities and Exchange Commission. ISG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.